Filed Pursuant to Rule 433
Registration Statements Nos. 333-183920, 333-204289 and 333-208778
June 13, 2017

Issuer Free Writing Prospectus

Republic of Chile
€700,000,000 1.875% Notes due 2030
Final Terms and Conditions
As of June 13, 2017

Issuer:	Republic of Chile.

Title:	1.875% Notes due 2030.

Ratings(1):	Aa3/AA-/A+ (Moody’s/S&P/Fitch).

Currency:	Euro (€).

Reopening:

1.875% Notes due 2030, which will constitute an additional issuance of, be fungible with, rank equally with and will form a single series of securities with, the €950,000,000 aggregate principal amount of 1.875% Notes due 2030 issued on May 27, 2015.

Principal Amount:	€700,000,000.

Maturity Date:	May 27, 2030.

Settlement Date (T+5):	June 20, 2017.

Interpolated Mid-Swaps Yield:	1.034%.

Spread to Mid-Swap:	50 basis points.

Benchmark Bund:	DBR 6.250% due April 2030.

Benchmark Bund Price/Yield:	170.650% / 0.450%.

Spread to Benchmark Bund:	108.4 basis points.

Yield to Maturity:	1.534%.

Public Offering Price:	103.972% plus accrued interest, and including, May 27, 2017 to, but excluding, June 20, 2017, totaling €863,013.70.

Interest:	1.875% per annum payable annually in arrears.

Payment of Interest:	Amounts due in respect of interest will accrue and be paid annually in arrears.

Interest Payment Dates:	Interest payment dates shall be on May 27 of each year, commencing on May 27, 2018.

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof.

Day Count:	Actual/Actual (ICMA).

Format:	SEC Registered; Global.

ISIN/Common Code:	XS1236685613/123668561.

Concurrent Offering:	The Republic of Chile is also offering U.S. dollar-denominated notes registered with the Securities and Exchange Commission (the “SEC”).

Governing Law:	New York.

Listing:	Application will be made to list the notes on the official list of the Luxembourg Stock Exchange and to admit the notes for trading on the Euro MTF Market.

Joint Bookrunners (Allocation):	Citigroup Global Markets Limited (€175,000,000) Goldman Sachs & Co. LLC (€175,000,000) HSBC Bank plc (€175,000,000) J.P. Morgan Securities plc (€175,000,000).

(1) The security ratings above are not a recommendation to buy, sell or hold the notes offered hereby.  The ratings may be subject to revision or withdrawal at any time by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Service and Fitch Ratings Limited.  Each of the security ratings above should be evaluated independently of any other security rating.

The following additional information of the Republic of Chile and regarding the securities is available from the SEC’s website and also accompanies this term sheet:

•                  https://www.sec.gov/Archives/edgar/data/19957/000104746917003953/a2232417z424b3.htm

•                  https://www.sec.gov/Archives/edgar/data/19957/000110465917038709/0001104659-17-038709-index.htm

•                  https://www.sec.gov/Archives/edgar/data/19957/000090342315000718/rocsb.htm

•                  https://www.sec.gov/Archives/edgar/data/19957/000104746915004868/0001047469-15-004868-index.htm

•                  https://www.sec.gov/Archives/edgar/data/19957/000114420412051547/0001144204-12-051547-index.htm

Delivery of the notes is expected on or about June 20, 2017, which will be the fifth business day following the date of pricing of the notes. Under Rule 15c6—1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the Closing Date may be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade notes prior to the Closing Date should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Citigroup Global Markets Limited at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526, HSBC Bank plc at 1-866-811-8049 and J.P. Morgan Securities plc at 1-866-846-2874.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.